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                                                                     EXHIBIT 5.1

                                                   HUNTON & WILLIAMS LLP
                                                   RIVERFRONT PLAZA, EAST TOWER
                                                   951 EAST BYRD STREET
                                                   RICHMOND, VIRGINIA 23219-4074

                                                   TEL 804 - 788 - 8200
                                                   FAX 804 - 788 - 8218

                                 March 17, 2005

Windrose Medical Properties Trust
3502 Woodview Trace, Suite 210
Indianapolis, Indiana 46268

Ladies and Gentlemen:

      We have acted as counsel to Windrose Medical Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the offer and sale of up to 1,700,000 shares (1,955,000 shares if the underwriters' over-allotment option is fully exercised) (collectively, the "Shares") of the Company's common shares of beneficial interest, par value $0.01 per share. The Shares will be issued in an underwritten public offering pursuant to the Company's Registration Statement on Form S-3, as amended (File No. 333-112183) filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Registration Statement"), the prospectus dated February 2, 2004 contained therein and the prospectus supplement thereto dated March 15, 2005 (collectively, the "Prospectus") and an Underwriting Agreement dated as of March 15, 2005 (the "Underwriting Agreement") among the Company, Windrose Medical Properties, L.P. and Robert W. Baird & Co. Incorporated, as representative of the several underwriters listed in Schedule I therein.

      In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials, as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

      The opinions set forth in this letter are based upon and are limited solely to the laws of the State of Maryland, and we express no opinion herein concerning the laws of any other jurisdiction.

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Windrose Medical Properties Trust
March 17, 2005
Page 2

      Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

      1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of the State of Maryland; and

      2. The issuance of the Shares has been duly authorized and, when and to the extent issued and delivered against payment pursuant to the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

      This opinion is being furnished to you for your submission to the Commission as an exhibit to the report on Form 8-K, to be filed by the Company with the Commission on or about the date hereof (the "8-K"). We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

      This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

                                                   Very truly yours,


                                                   /s/ Hunton & Williams LLP